Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
BioMed Realty Trust, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements and related financial statement schedule III and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report with respect to the consolidated financial statements and related financial statement schedule III makes reference to BioMed Realty Trust, Inc. and subsidiaries changing its method of accounting for noncontrolling interests, exchangeable senior notes, and earnings per share due to the adoption of FASB Accounting Standard 160, Noncontrolling Interests in Consolidated Financial Statements, FASB Staff Position 14-1 Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), and FASB Staff Position EITF 03-6-1 Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, respectively, (included in FASB ASC Topics 805, Business Combinations, 470 Debt, and 260 Earnings per Share, respectively) as of January 1, 2009.
/s/ KPMG LLP
San Diego, California
July 8, 2010